Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-175433) and to the incorporation by reference therein of our reports dated September 9, 2010, with respect to the consolidated financial statements of Continucare Corporation, and the effectiveness of internal control over financial reporting of Continucare Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
July 20, 2011